Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information contact:
Kelly Masuda, Investor Relations
310-893-7434 or kmasuda@kbhome.com
Heather Reeves, Media Relations
310-231-4142 or hreeves-x@kbhome.com
KB HOME ANNOUNCES CHANGE IN BOARD OF DIRECTORS
LOS ANGELES (November 19, 2008) — KB Home (NYSE: KBH), one of the nation’s largest homebuilders, today announced that J. Terrence Lanni has resigned from his position as a member of KB Home’s Board of Directors effective November 13, 2008. Mr. Lanni, 65, was elected to the Board in August 2003.
“It’s been my pleasure to have served on the KB Home Board for the last five years,” said Mr. Lanni. “I leave confident in the Company’s future success when the housing market recovers and with tremendous respect for the KB Home Board and KB Home’s management team.”
“I want to thank Terry for his dedicated service and valuable contributions to KB Home and its stockholders,” said Jeffrey Mezger, president and CEO. “We sincerely respect and appreciate the astute business sense, substantial leadership and sound judgment he provided as a Board member, and we wish him the best in his future endeavors.”
About KB Home
KB Home, one of the nation’s largest homebuilders, has been building quality homes for families for more than 50 years. Headquartered in Los Angeles, the Company has operating divisions in nine states, building communities from coast to coast. KB Home, ranked the #1 homebuilder in FORTUNE magazine’s 2008 list of America’s Most Admired Companies®, is a FORTUNE 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities or complete mortgage services offered through Countrywide KB Home Loans, LLC, call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements concerning our future financial performance, business and prospects, and our future actions and their expected results, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; adverse market conditions that could result in additional inventory impairments, abandonment charges or goodwill impairments, including an oversupply of unsold homes and declining home prices, among other things; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; government investigations and shareholder lawsuits regarding our past stock option grant practices and the restatement of certain of our financial statements; other legal or regulatory proceedings or claims; conditions in the capital, credit (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates) and homebuilding markets; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access our available capacity under our Credit Facility; and other events outside of our control.
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Headquarters 10990 Wilshire Boulevard. Los Angeles, California Tel: 310.231.4000 FAX: 310.231.4222 Kbhome.com